EXHIBIT 99.1

PRESS RELEASE
_____________________________________________________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE Investor and Press Contact: Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS THIRD QUARTER 2015 RESULTS

Third Quarter 2015 Highlights
•Net income increased by 31.7% to $4.9 million versus third quarter 2014
•Total loans outstanding increased by 5.6% versus second quarter 2015 and 23.6% versus third quarter 2014
•Demand deposits, representing 45% of total deposits at September 30, 2015, increased by 4.5% versus second quarter 2015 and 17.6% versus third quarter 2014
•Maintained exceptionally low cost of funds of 0.18% during third quarter 2015
•Core operating efficiency ratio improved to 61.8% versus 69.2% in third quarter 2014
•Tangible book value per share increased by 6.3% to $16.42 at September 30, 2015 versus comparable 2014 date

Riverhead, New York, October 21, 2015 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $4.9 million, or $0.42 per diluted common share, for the third quarter of 2015 compared to $3.7 million, or $0.32 per diluted common share, a year ago. For the nine months ended September 30, 2015, the Company recorded net income of $14.1 million, or $1.19 per diluted common share, versus $11.2 million, or $0.96 per diluted common share for the comparable 2014 year-to-date period.

The 31.7% increase in third quarter 2015 reported earnings versus the comparable 2014 period resulted from a $1.8 million increase in net interest income and a $568 thousand reduction in total operating expenses.  Partially offsetting these improvements was a $123 thousand reduction in non-interest income and a $100 thousand increase in the provision for loan losses in 2015.

President & CEO Howard C. Bluver stated: "I am pleased to report another excellent quarter. It is gratifying to see the expansion strategies we have consistently articulated for our lending and deposit businesses translate into strong financial performance and accelerating momentum across the board.

"First, our lending businesses continue to perform exceedingly well. Linked-quarter growth in our total loan portfolio was approximately $83 million, from $1.477 billion at June 30, 2015 to $1.560 billion at September 30, 2015, a 5.6% increase. Total loans at the end of the third quarter represented a 24% increase from the comparable quarter a year ago. Even more impressive, third quarter loan growth was net of the sale of approximately $25 million in multifamily loans that was completed in late September, generating a

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net gain of $370 thousand. As we have previously articulated, the strong loan origination machine we have built as we expand west gives us the ability to take advantage of a deep and attractive market for the kind of high quality multifamily loans we are originating in New York City. This gives us the flexibility to periodically complete strategic sales like the one this quarter in order to generate non-interest income, protect our net interest margin and avoid becoming too concentrated in a single product line. We are also pleased to report that our loan pipeline continues to be robust and we remain optimistic about the prospect for continued strong loan growth for the rest of 2015 and into early 2016.

"This quarter's results on the lending side clearly show that our core growth strategy of protecting and enhancing our traditional markets on the east end of Long Island, while we simultaneously expand west, is working exactly as envisioned. As the local economy has improved, loan demand has strengthened in our traditional markets. In addition, the loan production offices we opened during the last three years in Melville, Garden City and Long Island City, are all contributing substantially to our results. Because of the success we have had over this period, we are also finding it easier to recruit experienced bankers with established customer relationships in our expansion markets. For all these reasons, we believe we are in the early stages of a proven and successful expansion strategy.

"Second, our deposit businesses had another remarkable quarter, allowing us to fund all of our quarterly loan production through core deposit growth. Total core deposits, consisting of demand, N.O.W., savings and money market accounts, grew approximately $84 million during the quarter, from $1.476 billion at June 30, 2015 to $1.560 billion at September 30, 2015, a 5.7% increase. Total deposits, including time accounts, were $1.796 billion at September 30, 2015 and represented a 13.6% increase from the comparable quarter a year ago. Just as impressive, 45% of the third quarter's total deposit growth came from increases in non-interest bearing demand deposits, which grew $35 million in the quarter, from $766 million on June 30, 2015 to $801 million on September 30, 2015, a 4.5% increase. Total demand deposits at September 30, 2015 represented a 17.6% increase from the comparable quarter a year ago. We clearly benefitted from a strong summer season in our traditional markets on the east end of Long Island, including the Hamptons, as well as significant deposit generation coming from new lending customers as we expand west. As our western expansion matures, it is also gratifying to see the seasonality in deposit growth traditionally associated with our east end markets become less pronounced.

"The quarterly results on the deposit side continue to prove that the core deposit franchise we have built over 125 years is unique in our marketplace and gives us a significant competitive advantage, particularly in a rising rate environment. At the end of the third quarter, 45% of our total deposits were demand deposits, resulting in an extraordinarily low cost of funds of 18 basis points and an attractive core net interest margin of 3.85%. In addition, core deposits represented 87% of total deposits at September 30, 2015. Our continuing ability to bring in new customer relationships, provide superior customer service and focus on low funding costs is part of our corporate DNA and is something we have benefitted from throughout all interest rate cycles over many decades. We continue to maintain an asset sensitive balance sheet so that, over time, we will benefit from positive earnings leverage as interest rates rise and the yields on our relatively short duration assets grow faster than the costs of our deposit liabilities."

Mr. Bluver continued: "Third, credit quality continues to be very strong in all categories. Total non-accrual loans at September 30, 2015 were $7.5 million, or 0.48% of total loans, compared to $5.5 million, or 0.37% of total loans at June 30, 2015. However, this slight quarterly increase in total non-accrual loans was largely the result of a single relationship placed on non-accrual that was significantly paid down shortly after the end of the quarter. Accordingly, total non-accrual loans today are $6.0 million, or 0.38% of quarter-end loans. All other key credit metrics remain solid and reflect our steadfast commitment to a strong credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $1.0 million, or 0.06% of total loans at September 30, 2015. Given the continuous improvement we have seen in our credit profile, as well as the strengthening economic conditions in our markets, we believe we are well reserved. Our allowance for loan losses at September 30, 2015 was $20.3 million, or 1.30% of total loans and 271% of total non-accrual loans.

"Finally, we continue to be vigilant in controlling operating expenses and improving our efficiency. The successful expansion strategies that have resulted in strong overall financial results during the last three years require significant investment, particularly in attracting the best lending and credit professionals to drive performance. Nevertheless, we have been successful in finding ways to fund these investments by reducing expenses in other areas, a trend clearly reflected in our third quarter results. Total operating expenses in the third quarter were $12.7 million, which is less than the $13.2 million in operating expenses incurred in both the second quarter of 2015 and the comparable quarter a year ago. This improvement in operating leverage, which was accomplished

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notwithstanding the significant revenue enhancing investments funded during the last year, translated into an improvement in our core efficiency ratio during the third quarter to 61.8%, from 69.2% in the comparable quarter a year ago. We have proven our ability to balance the need for investment to generate revenue with expense saves and we will continue to do this going forward."

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $7.5 million or 0.48% of loans outstanding at September 30, 2015 versus $13.0 million or 0.96% of loans outstanding at December 31, 2014 and $14.7 million or 1.16% of loans outstanding at September 30, 2014. Total accruing loans delinquent 30 days or more were 0.06% of loans outstanding at September 30, 2015 as compared to 0.10% of loans outstanding at December 31, 2014 and 0.25% of loans outstanding at September 30, 2014. The Company recorded net loan charge-offs of $86 thousand in the third quarter of 2015 versus net loan recoveries of $726 thousand in the second quarter of 2015 and net loan recoveries of $72 thousand in the third quarter of 2014. The allowance for loan losses totaled $20.3 million at September 30, 2015 versus $19.2 million at December 31, 2014 and $18.8 million at September 30, 2014, representing 1.30%, 1.42% and 1.49% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 271%, 148% and 128% at September 30, 2015, December 31, 2014 and September 30, 2014, respectively. The Company held no other real estate owned ("OREO") during any of the reported periods.

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's tier 1 leverage ratio was 9.95% at September 30, 2015 versus 10.04% at December 31, 2014 and 10.21% at September 30, 2014. The Company's total risk-based capital ratio was 13.21% at September 30, 2015 as compared to 13.35% at December 31, 2014 and 14.09% at September 30, 2014. The Company's tangible common equity to tangible assets ratio ("TCE ratio") (non-GAAP financial measure) was 9.38% at September 30, 2015 versus 9.50% at December 31, 2014 and 10.07% at September 30, 2014.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.6 billion at September 30, 2015 versus $1.3 billion at December 31, 2014 and $1.4 billion at September 30, 2014. Core deposits represented 87%, 86% and 86% of total deposits at September 30, 2015, December 31, 2014 and September 30, 2014, respectively. Demand deposits were $801 million at September 30, 2015, reflecting increases of 17.2% and 17.6% from $684 million and $681 million at December 31, 2014 and September 30, 2014, respectively. Demand deposits represented 45%, 44% and 43% of total deposits at September 30, 2015, December 31, 2014 and September 30, 2014, respectively.

•
Loans – Loans outstanding at September 30, 2015 increased by $297 million, or 23.6%, to $1.56 billion when compared to September 30, 2014 and increased by $204 million, or 15.1%, when compared to December 31, 2014.

•
Net Interest Margin – Net interest margin was 3.89% in the third quarter of 2015 versus 4.21% in the second quarter of 2015 and 4.00% in the third quarter of 2014. Adjusting for the impact of net non-accrual interest received in each period, the Company's core net interest margin was 3.85% in the third quarter of 2015 as compared to 3.99% in the second quarter of 2015 and 3.97% in the third quarter of 2014. (See Non-GAAP Disclosure contained herein.) The average cost of funds was 0.18% in the third quarter of 2015 versus 0.18% in the second quarter of 2015 and 0.16% in the third quarter of 2014.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 0.97% and 10.15%, respectively, in the third quarter of 2015 versus 1.06% and 10.88%, respectively, in the second quarter of 2015, and 0.84% and 8.18%, respectively, in the third quarter of 2014.

Earnings Summary for the Quarter Ended September 30, 2015
The Company recorded net income of $4.9 million during the third quarter of 2015 versus $3.7 million in the comparable quarter a year ago. The 31.7% improvement in third quarter 2015 net income resulted from a $1.8 million increase in net interest income and a $568 thousand reduction in total operating expenses in 2015 versus the comparable 2014 period. Partially offsetting these improvements was a $123 thousand reduction in non-interest income and a $100 thousand increase in the provision for loan losses in 2015 versus 2014. The Company's effective tax rate increased to 27.5% in 2015 from 19.0% a year ago.

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The $1.8 million or 11.8% improvement in third quarter 2015 net interest income resulted from a $220 million (13.4%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was an 11 basis point decline in the Company's net interest margin to 3.89% in 2015 from 4.00% in 2014. The Company's third quarter 2015 average total interest-earning asset yield was 4.06% versus 4.14% in the comparable 2014 quarterly period. The decline in the interest-earning asset yield in 2015 resulted from reductions in the average yields on the loan and investment portfolios of 22 and nine basis points, respectively, when compared to the third quarter of 2014.  Adjusting for the impact of net non-accrual interest received in each period, the Company's core net interest margin was 3.85% in the third quarter of 2015 versus 3.97% in the third quarter of 2014.  The Company's average balance sheet mix continued to improve as average loans increased by $292 million (24.0%) versus third quarter 2014 and low-yielding overnight interest-bearing deposits and federal funds sold declined by $30 million (71.3%) during the same period. The average securities portfolio decreased by $45 million to $331 million in the third quarter of 2015 versus the comparable 2014 period.  The average yield on the investment portfolio was 3.62% in the third quarter of 2015 versus 3.71% a year ago. At September 30, 2015, tax-exempt municipal securities, at 37%, made up the largest component of the Company's investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $5.2 million and the entire securities portfolio had an estimated weighted average life of 4.6 years at September 30, 2015.

The Company's average cost of total interest-bearing liabilities increased by five basis points to 0.32% in the third quarter of 2015 versus 0.27% in the third quarter of 2014. The Company's total cost of funds, among the lowest in the industry, increased nominally to 0.18% in the third quarter of 2015 versus 0.16% a year ago. Average core deposits increased $170 million (12.7%) to $1.5 billion during the third quarter of 2015 versus the comparable 2014 period, with average demand deposits representing 44% of third quarter 2015 average total deposits. Total deposits increased by $215 million or 13.6% to $1.8 billion at September 30, 2015 versus September 30, 2014. Core deposit balances, which represented 87% of total deposits at September 30, 2015, grew by $204 million or 15.0% during the same period. Average borrowings increased $41 million during the third quarter of 2015 compared to 2014 and were used, in part, to fund the growth in the Company's loan portfolio, which increased by $292 million on average during that same period.

Total operating expenses declined by $568 thousand or 4.3% in the third quarter of 2015 versus 2014 principally the result of a $648 thousand reduction in employee compensation and benefits expense in 2015, reflecting lower expense levels for incentive compensation, pension, 401(k) and medical insurance in 2015. The Company's core operating efficiency ratio improved to 61.8% in the third quarter of 2015 from 69.2% a year ago.

As a result of continued growth in the loan portfolio, the Company recorded a $350 thousand provision for loan losses during the third quarter of 2015. The Company recorded a provision for loan losses of $250 thousand in the third quarter of 2014.

Non-interest income declined by $123 thousand or 4.8% in the third quarter of 2015 versus the comparable 2014 period.  This reduction was due to several factors, most notably reductions in fiduciary fees (down $265 thousand) and service charges on deposits (down $138 thousand). Fiduciary fees declined as a result of the Company's decision to exit the wealth management market during the fourth quarter of 2014 through the sale of its wealth management business. Deposit service charges declined due to reductions in overdraft fees and demand deposit account analysis charges in 2015. Somewhat offsetting these reductions were higher net gains on the sale of securities available for sale (up $122 thousand) and on the sale of portfolio loans (up $153 thousand).  Excluding the impact of the wealth management sale in 2014 and the net gain on the sale of securities in each period, non-interest income increased by $20 thousand in 2015.

The Company recorded income tax expense of $1.9 million in the third quarter of 2015 resulting in an effective tax rate of 27.5% versus an income tax expense of $875 thousand and an effective tax rate of 19.0% in the comparable period a year ago. The increase in the 2015 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt income versus the comparable 2014 period.

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Earnings Summary for the Nine Months Ended September 30, 2015
The Company recorded net income of $14.1 million during the first nine months of 2015 versus $11.2 million in the comparable 2014 period.  The 25.1% improvement in 2015 net income resulted principally from a $5.3 million increase in net interest income in the first nine months of 2015 coupled with a $747 thousand reduction in total operating expenses and a $150 thousand decline in the provision for loan losses. Partially offsetting these positive factors was a $1.8 million reduction in non-interest income and an increase in the Company's effective tax rate in 2015.

The $5.3 million or 11.5% improvement in September year-to-date 2015 net interest income resulted from a $205 million increase in average total interest-earning assets, offset in part by a nine basis point contraction of the Company's net interest margin to 4.02% in 2015 from 4.11% in 2014. The Company's September year-to-date 2015 average total interest-earning asset yield was 4.19% versus 4.27% in the comparable 2014 year-to-date period. A lower average yield on the Company's loan portfolio in the first nine months of 2015 versus the comparable 2014 period, down 27 basis points to 4.35%, was the primary contributing factor in the reduction in the interest-earning asset yield.  The Company's average balance sheet mix continued to improve as average loans increased by $286 million (24.9%) versus September year-to-date 2014 and low-yielding overnight interest-bearing deposits, federal funds sold and securities purchased under agreements to resell declined by $31 million during the same period. The average securities portfolio decreased by $53 million to $346 million in the September year-to-date 2015 period versus 2014.  The average yield on the investment portfolio was 3.74% in the 2015 period versus 3.73% a year ago.

The Company's average cost of total interest-bearing liabilities increased by two basis points to 0.30% in the first nine months of 2015 versus 0.28% in the comparable 2014 period. The Company's total cost of funds was 0.17% in the first nine months of 2015 versus 0.16% in 2014. Average core deposits increased by $123 million to $1.4 billion during the first nine months of 2015 versus the comparable 2014 period, with average demand deposits representing 44% of year-to-date 2015 average total deposits. Average total deposits increased by $124 million or 8.1% to $1.7 billion during the September 2015 year-to-date period versus 2014. Average core deposit balances represented 86% of average total deposits during the 2015 period. Average borrowings increased by $76 million during the first nine months of 2015 compared to 2014 and represented 4.5% of total average funding during the September 2015 year-to-date period.

Due to a combination of improved credit metrics coupled with $515 thousand in 2015 year-to-date net recoveries, the Company's provision for loan losses declined by $150 thousand during the first nine months of 2015 versus the comparable 2014 period.

Total operating expenses declined by $747 thousand in the first nine months of 2015 versus 2014 as the result of reductions in several categories, most notably employee compensation and benefits (down $875 thousand) and consulting and professional services (down $392 thousand). Excluding a $449 thousand branch consolidation expense credit recorded in the 2014 year-to-date period, total operating expenses would have declined by $1.2 million or 3.0% in 2015 when compared to 2014. The Company's core operating efficiency ratio improved to 64.8% in the first nine months of 2015 from 70.8% a year ago.

Non-interest income declined by $1.8 million or 21.1% in the September 2015 year-to-date period when compared to 2014.  This reduction was due to several factors, most notably reductions in net gain on sale of premises and equipment (down $752 thousand), fiduciary fees (down $824 thousand), service charges on deposit accounts (down $515 thousand) and other service charges, commissions and fees (down $317 thousand). The reduction in net gain on the sale of premises and equipment resulted from gains recorded in 2014 on the sale of two bank properties. Fiduciary fees declined as a result of the Company's sale of its wealth management business in late 2014. Deposit service charges declined principally due to a reduction in overdraft and demand deposit account analysis fees in 2015. Other service charges, commissions and fees were lower than the comparable 2014 period primarily as the result of a reduction in income from the sale of investment products through the Company's branch network. Partially offsetting the foregoing reductions in non-interest income were increases in net gain on the sale of securities available for sale (up $331 thousand) and net gain on the sale of portfolio loans (up $351 thousand).

The Company recorded income tax expense of $4.7 million in the year-to-date September 2015 period resulting in an effective tax rate of 25.0% versus an income tax expense of $3.0 million and an effective tax rate of 21.3% in the comparable period a year ago. The

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increase in the 2015 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt income versus the comparable 2014 period.

Asset Quality
Non-accrual loans totaled $7.5 million or 0.48% of loans outstanding at September 30, 2015 versus $13.0 million or 0.96% of total loans outstanding at December 31, 2014 and $14.7 million or 1.16% of loans outstanding at September 30, 2014. The allowance for loan losses as a percentage of total non-accrual loans amounted to 271%, 148% and 128% at September 30, 2015, December 31, 2014 and September 30, 2014, respectively. Total accruing loans delinquent 30 days or more amounted to $1 million or 0.06% of loans outstanding at September 30, 2015 as compared to $1 million or 0.10% of loans outstanding at December 31, 2014 and $3 million or 0.25% of loans outstanding at September 30, 2014.
Total criticized and classified loans were $29 million at September 30, 2015 versus $40 million at December 31, 2014 and September 30, 2014. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $15 million at September 30, 2015 as compared to $30 million at December 31, 2014 and September 30, 2014. The allowance for loan losses as a percentage of total classified loans was 133%, 64% and 62%, respectively, at the same dates.

At September 30, 2015, the Company had $13 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $1 million, $5 million and $5 million, respectively. The Company had TDRs amounting to $20 million at December 31, 2014 and September 30, 2014.

At September 30, 2015, the Company's allowance for loan losses amounted to $20.3 million or 1.30% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.42% and 1.49% at December 31, 2014 and September 30, 2014, respectively. The Company recorded net loan charge-offs of $86 thousand in the third quarter of 2015 versus net loan recoveries of $726 thousand in the second quarter of 2015 and net loan recoveries of $72 thousand in the third quarter of 2014. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.02% for the third quarter of 2015, (0.21%) for the second quarter of 2015 and (0.02%) for the third quarter of 2014.

The Company held no OREO during any of the reported periods.

Capital
Total stockholders' equity was $197 million at September 30, 2015 compared to $183 million at December 31, 2014 and September 30, 2014. The increase in stockholders' equity versus September 30, 2014 was due principally to net income recorded during the past twelve months, net of dividends paid. The Company's return on average common stockholders' equity was 10.15% and 9.95% for the three and nine months ended September 30, 2015 versus 8.18% and 8.51%, respectively, for the comparable 2014 periods.

The Bank's tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.78%, 11.77%, 11.77% and 13.01%, respectively, at September 30, 2015. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

The Company's capital ratios also exceeded all regulatory requirements at September 30, 2015. The Company's TCE ratio (non-GAAP financial measure) was 9.38% at September 30, 2015 versus 9.50% at December 31, 2014 and 10.07% at September 30, 2014.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

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Non-GAAP Disclosure
This discussion includes non-GAAP financial measures of the Company's TCE ratio, tangible common equity, tangible assets, core net income, core FTE net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014
CORE NET INCOME:
Net income, as reported	$4,923	$3,738	$14,050	$11,229

Less:
Gain on sale of branch building and parking lot	-	-	-	(746)
Branch consolidation credits	-	-	-	(449)
Net non-accrual interest adjustment	(199)	(117)	(1,173)	(789)
Total adjustments, before income taxes	(199)	(117)	(1,173)	(1,984)
Adjustment for reported effective income tax rate	(55)	(22)	(293)	(422)
Total adjustments, after income taxes	(144)	(95)	(880)	(1,562)

Core net income	$4,779	$3,643	$13,170	$9,667

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2015		2014		2015		2014
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$18,220	3.89%	$16,515	4.00%	$54,475	4.02%	$49,310	4.11%

Net non-accrual interest adjustment	(199)	(0.04%)	(117)	(0.03%)	(1,173)	(0.09%)	(789)	(0.07%)

Core net interest income/margin (FTE)	$18,021	3.85%	$16,398	3.97%	$53,302	3.93%	$48,521	4.04%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties

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that cannot be predicted or quantified, that are beyond the Company's control and that could cause future results to vary materially from the Company's historical performance or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

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CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014	September 30, 2014
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$79,049	$41,140	$49,618
Interest-bearing deposits due from banks	18,751	13,376	20,534
Federal funds sold	-	1,000	1,000
Total cash and cash equivalents	97,800	55,516	71,152
Interest-bearing time deposits in other banks	-	10,000	10,000
Federal Reserve and Federal Home Loan Bank stock and other investments	5,581	8,600	3,200
Investment securities:
Available for sale, at fair value	261,232	298,670	308,589
Held to maturity (fair value $69,402, $64,796 and $63,942, respectively)	66,427	62,270	62,323
Total investment securities	327,659	360,940	370,912
Loans	1,559,520	1,355,427	1,262,061
Allowance for loan losses	20,315	19,200	18,800
Net loans	1,539,205	1,336,227	1,243,261
Loans held for sale	745	26,495	-
Premises and equipment, net	23,144	23,641	23,901
Bank owned life insurance	46,027	45,109	44,791
Deferred taxes	14,422	15,714	13,217
Accrued interest and loan fees receivable	6,349	5,676	6,227
Goodwill and other intangibles	2,915	2,991	2,987
Other assets	2,997	4,374	3,394
TOTAL ASSETS	$2,066,844	$1,895,283	$1,793,042

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$801,212	$683,634	$681,306
Savings, N.O.W. and money market deposits	759,080	653,667	675,037
Subtotal core deposits	1,560,292	1,337,301	1,356,343
Time deposits	235,539	218,759	224,426
Total deposits	1,795,831	1,556,060	1,580,769
Borrowings	50,000	130,000	10,000
Unfunded pension liability	5,969	6,303	-
Capital leases	4,426	4,511	4,538
Other liabilities	14,078	15,676	14,538
TOTAL LIABILITIES	1,870,304	1,712,550	1,609,845
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,956,250, 13,836,508 and 13,833,328 shares, respectively, at September 30, 2015, December 31, 2014 and September 30, 2014;
outstanding 11,790,512, 11,670,770 and 11,667,590 shares, respectively,
at September 30, 2015, December 31, 2014 and September 30, 2014)	34,890	34,591	34,583
Surplus	45,656	44,230	43,934
Retained earnings	127,636	116,169	112,803
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(6,228)	(6,843)	(2,709)
TOTAL STOCKHOLDERS' EQUITY	196,540	182,733	183,197
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,066,844	$1,895,283	$1,793,042

PRESS RELEASE October 21, 2015 Page 10 of 17

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
INTEREST INCOME
Loans and loan fees	$15,798	$13,396	$46,362	$39,476
U.S. Government agency obligations	530	553	1,602	1,772
Obligations of states and political subdivisions	1,114	1,428	3,725	4,422
Collateralized mortgage obligations	149	198	507	672
Mortgage-backed securities	441	474	1,329	1,475
Corporate bonds	96	38	179	215
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	7	35	50	123
Dividends	71	42	221	115
Total interest income	18,206	16,164	53,975	48,270
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	338	291	906	870
Time deposits	396	322	1,043	1,004
Borrowings	94	2	310	7
Total interest expense	828	615	2,259	1,881
Net interest income	17,378	15,549	51,716	46,389
Provision for loan losses	350	250	600	750
Net interest income after provision for loan losses	17,028	15,299	51,116	45,639
NON-INTEREST INCOME
Service charges on deposit accounts	749	887	2,319	2,834
Other service charges, commissions and fees	759	778	2,032	2,349
Fiduciary fees	-	265	-	824
Net gain (loss) on sale of securities available for sale	133	11	319	(12)
Net gain on sale of portfolio loans	370	217	568	217
Net gain on sale of mortgage loans originated for sale	85	51	290	214
Net gain on sale of premises and equipment	-	-	-	752
Income from bank owned life insurance	306	316	918	1,036
Other operating income	25	25	122	106
Total non-interest income	2,427	2,550	6,568	8,320
OPERATING EXPENSES
Employee compensation and benefits	7,980	8,628	25,102	25,977
Occupancy expense	1,401	1,295	4,236	4,141
Equipment expense	410	418	1,199	1,301
Consulting and professional services	609	693	1,491	1,883
FDIC assessment	226	202	802	737
Data processing	506	549	1,590	1,681
Branch consolidation credits	-	-	-	(449)
Other operating expenses	1,536	1,451	4,530	4,426
Total operating expenses	12,668	13,236	38,950	39,697
Income before income tax expense	6,787	4,613	18,734	14,262
Income tax expense	1,864	875	4,684	3,033
NET INCOME	$4,923	$3,738	$14,050	$11,229

EARNINGS PER COMMON SHARE - BASIC	$0.42	$0.32	$1.20	$0.97
EARNINGS PER COMMON SHARE - DILUTED	$0.42	$0.32	$1.19	$0.96

PRESS RELEASE October 21, 2015 Page 11 of 17

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
INTEREST INCOME
Loans and loan fees	$15,798	$15,995	$14,569	$14,094	$13,396
U.S. Government agency obligations	530	531	541	548	553
Obligations of states and political subdivisions	1,114	1,276	1,335	1,390	1,428
Collateralized mortgage obligations	149	176	182	188	198
Mortgage-backed securities	441	443	445	461	474
Corporate bonds	96	45	38	38	38
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	7	20	23	27	35
Dividends	71	90	60	37	42
Total interest income	18,206	18,576	17,193	16,783	16,164
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	338	294	274	292	291
Time deposits	396	353	294	305	322
Borrowings	94	108	108	41	2
Total interest expense	828	755	676	638	615
Net interest income	17,378	17,821	16,517	16,145	15,549
Provision for loan losses	350	-	250	250	250
Net interest income after provision for loan losses	17,028	17,821	16,267	15,895	15,299
NON-INTEREST INCOME
Service charges on deposit accounts	749	823	747	847	887
Other service charges, commissions and fees	759	680	593	735	778
Fiduciary fees	-	-	-	199	265
Net gain on sale of securities available for sale	133	160	26	31	11
Net gain on sale of portfolio loans	370	-	198	-	217
Net gain on sale of mortgage loans originated for sale	85	61	144	69	51
Income from bank owned life insurance	306	303	309	319	316
Other operating income	25	23	74	380	25
Total non-interest income	2,427	2,050	2,091	2,580	2,550
OPERATING EXPENSES
Employee compensation and benefits	7,980	8,516	8,606	8,583	8,628
Occupancy expense	1,401	1,373	1,462	1,394	1,295
Equipment expense	410	404	385	429	418
Consulting and professional services	609	544	338	743	693
FDIC assessment	226	286	290	294	202
Data processing	506	514	570	523	549
Other operating expenses	1,536	1,537	1,457	1,756	1,451
Total operating expenses	12,668	13,174	13,108	13,722	13,236
Income before income tax expense	6,787	6,697	5,250	4,753	4,613
Income tax expense	1,864	1,579	1,241	687	875
NET INCOME	$4,923	$5,118	$4,009	$4,066	$3,738
EARNINGS PER COMMON SHARE - BASIC	$0.42	$0.44	$0.34	$0.35	$0.32
EARNINGS PER COMMON SHARE - DILUTED	$0.42	$0.43	$0.34	$0.35	$0.32

PRESS RELEASE October 21, 2015 Page 12 of 17

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EARNINGS:
Earnings per common share - diluted	$0.42	$0.32	$1.19	$0.96
Net income	4,923	3,738	14,050	11,229
Net interest income	17,378	15,549	51,716	46,389
Cash dividends per common share	0.10	0.06	0.22	0.06
AVERAGE BALANCES:
Total assets	$2,013,119	$1,770,514	$1,952,270	$1,733,988
Loans and performing loans held for sale	1,511,936	1,219,508	1,437,639	1,151,260
Investment securities	330,891	376,097	345,958	399,261
Interest-earning assets	1,860,118	1,640,573	1,809,579	1,604,249
Demand deposits	779,215	673,441	723,650	644,042
Core deposits (1)	1,512,580	1,342,291	1,431,436	1,308,428
Total deposits	1,754,007	1,570,498	1,661,647	1,537,313
Borrowings	42,783	1,957	78,464	2,619
Stockholders' equity	192,493	181,241	188,708	176,464
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.97%	0.84%	0.96%	0.87%
Return on average stockholders' equity	10.15%	8.18%	9.95%	8.51%
Average loans/average deposits	86.20%	77.65%	86.52%	74.89%
Average core deposits/average deposits	86.24%	85.47%	86.15%	85.11%
Average demand deposits/average deposits	44.42%	42.88%	43.55%	41.89%
Net interest margin (FTE)	3.89%	4.00%	4.02%	4.11%
Operating efficiency ratio (2)	61.16%	68.78%	63.51%	68.13%
Core operating efficiency ratio (3)	61.75%	69.20%	64.75%	70.77%

(1) Demand, savings, N.O.W. and money market deposits.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on bulk sales of loans and sales of available for sale securities.

(3) The core operating efficiency ratio is calculated by making certain adjustments to the operating efficiency ratio calculation. The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core FTE net interest income to FTE net interest income is provided elsewhere herein. With respect to the calculation of the actual unaudited core operating efficiency ratio as of the reported periods, the reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$12,668	$13,236	$38,950	$39,697
Adjust for branch consolidation credits	-	-	-	449
Core operating expenses	12,668	13,236	38,950	40,146

Core non-interest income:
Total non-interest income	2,427	2,550	6,568	8,320
Adjust for gain on sale of branch building and parking lot	-	-	-	(746)
Core non-interest income	2,427	2,550	6,568	7,574
Adjust for tax-equivalent basis	200	190	600	622
Core FTE non-interest income	2,627	2,740	7,168	8,196

Core operating efficiency ratio:
Core operating expenses	12,668	13,236	38,950	40,146
Core FTE net interest income	18,021	16,398	53,302	48,521
Core FTE non-interest income	2,627	2,740	7,168	8,196
Less net (gain) loss on sale of securities available for sale	(133)	(11)	(319)	12
Total FTE revenue	20,515	19,127	60,151	56,729
Core operating expenses/total FTE revenue	61.75%	69.20%	64.75%	70.77%

PRESS RELEASE October 21, 2015 Page 13 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2015	2014	2015		2014

Weighted average common shares outstanding		11,674,697	11,586,564	11,636,155		11,578,350
Weighted average unvested restricted shares		111,034	74,980	106,921		33,440
Weighted average shares for basic earnings per share		11,785,731	11,661,544	11,743,076		11,611,790
Additional diluted shares:
Stock options		77,568	54,742	74,823		56,201
Weighted average shares for diluted earnings per share		11,863,299	11,716,286	11,817,899		11,667,991

CAPITAL RATIOS:
	September 30,	June 30,	March 31,	December 31,		September 30,
	2015	2015	2015	2014		2014
Suffolk Bancorp:
Tier 1 leverage ratio	9.95%	10.10%	10.13%	10.04%		10.21%
Common equity tier 1 risk-based capital ratio	11.98%	12.01%	12.52%	N/	A	N/	A
Tier 1 risk-based capital ratio	11.98%	12.01%	12.52%	12.10%		12.84%
Total risk-based capital ratio	13.21%	13.26%	13.77%	13.35%		14.09%
Tangible common equity ratio (1)	9.38%	9.43%	9.77%	9.50%		10.07%
Total stockholders' equity/total assets (2)	9.51%	9.57%	9.91%	9.64%		10.22%

Suffolk County National Bank:
Tier 1 leverage ratio	9.78%	9.95%	10.02%	9.96%		10.11%
Common equity tier 1 risk-based capital ratio	11.77%	11.83%	12.38%	N/	A	N/	A
Tier 1 risk-based capital ratio	11.77%	11.83%	12.38%	12.00%		12.72%
Total risk-based capital ratio	13.01%	13.08%	13.63%	13.25%		13.97%
Tangible common equity ratio (1)	9.22%	9.29%	9.66%	9.40%		9.97%
Total stockholders' equity/total assets (2)	9.34%	9.42%	9.80%	9.55%		10.12%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios as of September 30, 2015, reconciliations of tangible common equity to U.S. GAAP total common stockholders' equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$196,540		Total assets	$2,066,844		9.51%
Less: intangible assets	(2,915)		Less: intangible assets	(2,915)
Tangible common equity	$193,625		Tangible assets	$2,063,929		9.38%

Suffolk County National Bank:
Total stockholders' equity	$193,079		Total assets	$2,066,478		9.34%
Less: intangible assets	(2,915)		Less: intangible assets	(2,915)
Tangible common equity	$190,164		Tangible assets	$2,063,563		9.22%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

PRESS RELEASE October 21, 2015 Page 14 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014

LOAN DISTRIBUTION (1):
Commercial and industrial	$181,116	$196,881	$178,812	$177,813	$180,399
Commercial real estate	648,132	598,866	579,873	560,524	512,341
Multifamily	392,921	361,309	322,229	309,666	274,352
Mixed use commercial	64,381	50,372	35,333	34,806	27,476
Real estate construction	32,896	31,628	24,608	26,206	21,615
Residential mortgages	186,545	182,828	184,977	187,828	185,856
Home equity	46,990	48,298	49,440	50,982	52,001
Consumer	6,539	6,444	6,888	7,602	8,021
Total loans	$1,559,520	$1,476,626	$1,382,160	$1,355,427	$1,262,061
Sequential quarter growth rate	5.61%	6.83%	1.97%	7.40%	5.57%
Period-end loans/deposits ratio	86.84%	85.93%	86.84%	87.11%	79.84%

FUNDING DISTRIBUTION:
Demand	$801,212	$766,444	$682,593	$683,634	$681,306
N.O.W.	123,553	130,583	131,934	121,046	115,846
Savings	326,711	310,055	312,101	298,653	302,470
Money market	308,816	268,812	241,856	233,968	256,721
Total core deposits	1,560,292	1,475,894	1,368,484	1,337,301	1,356,343
Time	235,539	242,500	223,188	218,759	224,426
Total deposits	1,795,831	1,718,394	1,591,672	1,556,060	1,580,769
Borrowings	50,000	65,000	90,000	130,000	10,000
Total funding sources	$1,845,831	$1,783,394	$1,681,672	$1,686,060	$1,590,769
Sequential quarter growth rate - total deposits	4.51%	7.96%	2.29%	(1.56%)	0.80%
Period-end core deposits/total deposits ratio	86.88%	85.89%	85.98%	85.94%	85.80%
Period-end demand deposits/total deposits ratio	44.62%	44.60%	42.89%	43.93%	43.10%
Cost of funds for the quarter	0.18%	0.18%	0.16%	0.15%	0.16%

EQUITY:
Common shares outstanding	11,790,512	11,779,470	11,725,652	11,670,770	11,667,590
Stockholders' equity	$196,540	$191,151	$187,560	$182,733	$183,197
Book value per common share	16.67	16.23	16.00	15.66	15.70
Tangible common equity	193,625	188,159	184,517	179,742	180,210
Tangible book value per common share	16.42	15.97	15.74	15.40	15.45

(1) Excluding loans held for sale.

PRESS RELEASE October 21, 2015 Page 15 of 17

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$3,662	$1,785	$3,035	$4,060	$4,946
Commercial real estate	1,746	1,759	6,647	6,556	6,650
Residential mortgages	1,424	1,465	2,074	2,020	2,457
Home equity	548	355	414	303	557
Consumer	121	165	122	42	44
Total non-accrual loans	7,501	5,529	12,292	12,981	14,654
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	7,501	5,529	12,292	12,981	14,654
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$7,501	$5,529	$12,292	$12,981	$14,654
Total non-accrual loans/total loans (2)	0.48%	0.37%	0.89%	0.96%	1.16%
Total non-performing loans/total loans (2)	0.48%	0.37%	0.89%	0.96%	1.16%
Total non-performing assets/total assets	0.36%	0.28%	0.65%	0.68%	0.82%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$12,560	$12,932	$18,741	$19,673	$19,677
Performing TDRs	10,172	10,091	9,418	9,380	8,194

Activity in the allowance for loan losses:
Balance at beginning of period	$20,051	$19,325	$19,200	$18,800	$18,478
Less: charge-offs	253	9	493	22	119
Recoveries	167	735	368	172	191
Provision for loan losses	350	-	250	250	250
Balance at end of period	$20,315	$20,051	$19,325	$19,200	$18,800
Allowance for loan losses/non-accrual loans (1) (2)	271%	363%	157%	148%	128%
Allowance for loan losses/non-performing loans (1) (2)	271%	363%	157%	148%	128%
Allowance for loan losses/total loans (1) (2)	1.30%	1.36%	1.40%	1.42%	1.49%

Net charge-offs (recoveries):
Commercial and industrial	$114	$(693)	$149	$(133)	$(56)
Commercial real estate	(10)	(11)	(7)	(11)	(11)
Residential mortgages	(4)	(16)	(11)	(4)	(4)
Home equity	(10)	(5)	(2)	(2)	(3)
Consumer	(4)	(1)	(4)	-	2
Total net charge-offs (recoveries)	$86	$(726)	$125	$(150)	$(72)
Net charge-offs (recoveries) (annualized)/average loans	0.02%	(0.21%)	0.04%	(0.05%)	(0.02%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.05%	0.11%	0.05%	0.07%	0.22%
Loans 60 - 89 days past due	0.01%	0.20%	0.03%	0.03%	0.03%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.06%	0.31%	0.08%	0.10%	0.25%
Non-accrual loans	0.48%	0.37%	0.89%	0.96%	1.16%
Total delinquent and non-accrual loans	0.54%	0.68%	0.97%	1.06%	1.41%

(1) At period end.
(2) Excluding loans held for sale.

PRESS RELEASE October 21, 2015 Page 16 of 17

NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$330,891	$3,022	3.62%	$376,097	$3,521	3.71%
Federal Reserve and Federal Home Loan Bank stock
and other investments	5,251	71	5.36	2,990	42	5.57
Federal funds sold and interest-bearing
deposits due from banks	12,040	7	0.23	41,978	35	0.33
Loans and performing loans held for sale (2)	1,511,936	15,948	4.18	1,219,508	13,532	4.40
Total interest-earning assets	1,860,118	$19,048	4.06%	1,640,573	$17,130	4.14%
Non-interest-earning assets	153,001			129,941
Total assets	$2,013,119			$1,770,514

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$733,365	$338	0.18%	$668,850	$291	0.17%
Time deposits	241,427	396	0.65	228,207	322	0.56
Total savings and time deposits	974,792	734	0.30	897,057	613	0.27
Borrowings	42,783	94	0.88	1,957	2	0.37
Total interest-bearing liabilities	1,017,575	828	0.32	899,014	615	0.27
Demand deposits	779,215			673,441
Other liabilities	23,836			16,818
Total liabilities	1,820,626			1,589,273
Stockholders' equity	192,493			181,241
Total liabilities and stockholders' equity	$2,013,119			$1,770,514
Total cost of funds			0.18%			0.16%
Net interest rate spread			3.74%			3.87%
Net interest income/margin		18,220	3.89%		16,515	4.00%
Less tax-equivalent basis adjustment		(842)			(966)
Net interest income		$17,378			$15,549

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $692 and $830 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $150 and $136 in 2015 and 2014, respectively.

PRESS RELEASE October 21, 2015 Page 17 of 17

NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$345,958	$9,669	3.74%	$399,261	$11,129	3.73%
Federal Reserve and Federal Home Loan Bank stock
and other investments	6,609	221	4.47	3,099	115	4.96
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	19,373	50	0.35	50,629	123	0.32
Loans and performing loans held for sale (2)	1,437,639	46,794	4.35	1,151,260	39,824	4.62
Total interest-earning assets	1,809,579	$56,734	4.19%	1,604,249	$51,191	4.27%
Non-interest-earning assets	142,691			129,739
Total assets	$1,952,270			$1,733,988

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$707,786	$906	0.17%	$664,386	$870	0.18%
Time deposits	230,211	1,043	0.61	228,885	1,004	0.59
Total savings and time deposits	937,997	1,949	0.28	893,271	1,874	0.28
Borrowings	78,464	310	0.53	2,619	7	0.36
Total interest-bearing liabilities	1,016,461	2,259	0.30	895,890	1,881	0.28
Demand deposits	723,650			644,042
Other liabilities	23,451			17,592
Total liabilities	1,763,562			1,557,524
Stockholders' equity	188,708			176,464
Total liabilities and stockholders' equity	$1,952,270			$1,733,988
Total cost of funds			0.17%			0.16%
Net interest rate spread			3.89%			3.99%
Net interest income/margin		54,475	4.02%		49,310	4.11%
Less tax-equivalent basis adjustment		(2,759)			(2,921)
Net interest income		$51,716			$46,389

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,327 and $2,573 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $432 and $348 in 2015 and 2014, respectively.